Exhibit 4.19

Share Transfer Agreement

in Respect of Shares in

Jiangsu Yitong High-tech Co., Ltd.

between

Wang Zhenhong

and

Anhui Shunyuan Xinke Management Consulting Partnership (LP)

January 5, 2021

Table of Contents

1	Definitions	1
2	Share Transfer	3
3	Transfer Price	3
4	Payment of Security Deposit and First Installment of Transfer Price	4
5	Payment of the Second Installment and Ownership Transfer of the Shares	6
6	Payment of the Third Installment	7
7	Business Performance Commitment	7
8	Transitional Period	8
9	Conditions for Coming into Effect	10
10	Representations, Warranties, and Undertakings of the Transferor	10
11	Representations, Warranties, and Undertakings of the Transferee	17
12	Other Covenants	17
13	Waiver of Voting Rights	20
14	Information Disclosure for the Share Transfer	20
15	Liability for Breach of Contract	20
16	Force Majeure	23
17	Amendment and Termination of this Agreement	23
18	Dispute Resolution	24
19	Confidentiality	24
20	Notice	25
21	Headings	26
22	Waiver	26
23	Further Waiver	27
24	Invalidity	27
25	Expenses	27
26	Applicable Law	27
27	Supplemental Agreement	27
28	Counterpart	27
Appendix 1		1
Appendix 2		2
Appendix 3		3
Appendix 4		4

This Share Transfer Agreement in Respect of Shares in Jiangsu Yitong High-tech Co., Ltd. (this “Agreement”) is entered into in Hefei City, Anhui Province, China on January 5, 2021 by and between (i) Wang Zhenhong, whose ID number is *** and domicile is *** (“Transferor”); and (ii) Anhui Shunyuan Xinke Management Consulting Partnership (LP), with its unified social credit code being *** and registered address at 201-1, Building H8, Innovation Industrial Park Phase II, 2800 Chuangxin Avenue, National High-tech Industry Development Zone, Hefei City, Anhui Province, China (“Transferee”).

The Transferor and the Transferee are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Whereas:

1.

Jiangsu Yitong High-tech Co., Ltd. (the “Company”) is a joint stock limited company (stock code: 300211) incorporated in China and has been approved by the China Securities Regulatory Commission to publicly offer A shares and listed on the ChiNext of the Shenzhen Stock Exchange;

2.	The Transferor is a Chinese citizen and a shareholder of the Company, who legally holds 146,506,073 shares in the Company that account for 48.4% of its total share capital;
3.	The Transferee is a limited partnership duly established and validly existing under the Chinese Laws, with its unified social credit code being ***;
4.

The Transferee intends to purchase from the Transferor, and the Transferor agrees to transfer to the Transferee, 90,772,524 shares held by the Transferor in the Company (the “Shares”), which accounts for 29.99% of the Company’s total share capital.

Now therefore, after friendly consultation and in accordance with the Company Law of the People’s Republic of China and other applicable laws, rules, and regulations and based on the principles of voluntariness, fairness, and good faith, the Parties hereby agree as follow with respect to the Transferor’s transfer of the Shares to the Transferee:

1	Definitions
1.1	Unless otherwise required by the context, terms used in this Agreement, including its recital, shall have the meanings set out below:

“Agreement” means the Share Transfer Agreement in Respect of Shares in Jiangsu Yitong High-tech Co., Ltd. and all appendices hereto entered into by and between the Transferor and the Transferee;

“Transferor” means Wang Zhenhong;

“Transferee” means Anhui Shunyuan Xinke Management Consulting Partnership (LP);

“Company” means Jiangsu Yitong High-tech Co., Ltd.;

“Subsidiary” means any business actually controlled by the Company and included in the Company’s consolidated financial statements. For details of the subsidiaries, please refer to Appendix 4 hereto;

“Shares” means the 90,772,524 shares in, or 29.99% of the total share capital of, the Company, which are to be transferred by the Transferor to the Transferee under the terms and conditions of this Agreement;

“Share Transfer” means transfer of the Shares from the Transferor to the Transferee under the terms and conditions of this Agreement, which include the Transferor’s irrevocable waiver of his voting rights on the remaining shares that he will hold in the Company after the transfer;

“Transfer Price” means the consideration payable by the Transferee to the Transferor under Section 3;

“SZSE” means the Shenzhen Stock Exchange;

“Escrow Account” means the escrow account jointly designated by the Transferor and the Transferee and opened in the Transferee’s name for the Share Transfer;

“Escrow Bank” means the bank where the Escrow Account is opened;

“Laws” means any applicable laws, regulations, and other regulatory documents, among others;

“Transitional Period” means the period from the execution date of this Agreement to the Handover Date (as defined below);

“Closing Date” means the day when ownership transfer registration of all the Shares transferred hereunder is completed;

“Handover Date” means the day when the members of the Company’s board of directors and board of supervisors and its senior officers have been replaced in accordance with Section 6.2;

“Long Stop Date” means the expiry day of three months following the execution date hereof;

“Material Effect” means any effect valued RMB5 million or more on either Party or the Company;

“Material Adverse Effect” means a situation that may (i) deprive the Company of its qualification to continue its operations or current business; (ii) result in suspension of the Company’s current business for more than three (3) months or termination of the business; (iii) subject either Party or the Company to any heavy administrative or criminal penalty, severe regulatory measure, or investigation by any competent authority; or (iv) bring any adverse Material Effect on either Party or the Company, unless otherwise agreed herein; or a situation existing before the Closing Date and which may expose the Company to delisting risk warning or even delisting;

“RMB” means Renminbi yuan.

1.2	Unless otherwise expressly provided herein, the term “include” or any of its inflected forms, whether or not followed by “but not limited to”, shall be interpreted as “including but not limited to”.
1.3	“Above” referred to in this agreement shall include the amount as listed.

1.4	“Shares” or “shares” referred to in this Agreement shall mean, as to a listed company, stocks in the company.
1.5

Any reference to a “Section” shall be construed as a reference to the entire section, instead of any subsection, paragraph, or subparagraph thereof, unless the reference is clearly made to a particular part of that Section.

1.6	The terms “written” or “in writing” refers to communication by hard copy letter, email, or fax.
1.7	Any reference to a Law shall be construed as the Law as amended or re-enacted and in force from time to time.
1.8	Any other transaction documents signed based on this Agreement and as needed for the Share Transfer shall be interpreted in line with the interpretation hereof.
2	Share Transfer

The Transferor agrees to transfer to the Transferee, and the Transferee agrees to purchase from the Transferor, the Shares under the terms and conditions of this Agreement, i.e., under the terms and conditions of this Agreement the Transferee purchases from the Transferor 90,772,524 shares held by the Transferor in the Company, which accounts for 29.99% of the Company’s total share capital.

3	Transfer Price
3.1	The Transfer Price for the Share Transfer is RMB959,680,000, or approximately RMB10.57 per Share.
3.2	The Transferee shall pay the Transfer Price to the Transferor in accordance with Sections 4 through 6 of this Agreement.

If the SZSE or any other securities regulator does not recognize the Transfer Price decided by both Parties, or the decided price does not meet the relevant requirement of the Chinese Laws, the Transferee shall purchase the Shares at the lowest price within the price range required by the Laws and the regulator, provided, however, that in case such lowest price is lower than the Transfer Price provided in Section 3.1 of this Agreement, the Transfer Price shall apply.

If the Parties adjust the Transfer Price in accordance with the preceding paragraph, the Transferor undertakes that he will bear and will not require the Transferee to pay any excess above RMB10.57 per share in the case of price increase so that the price eventually paid by the Transferee for the Share Transfer will not be higher than the RMB959,680,000; provided, however, that the Transferee shall bear any additional tax resulted from such price increase and pay the tax along with the release of funds under Section 4.3.

Notwithstanding the foregoing, if the lowest price per share as provided in the second paragraph of this Section is higher than RMB12.68, and the Parties fail to reach a consensus on that price within thirty (30) days, either Party may terminate this Agreement without being deemed in breach of this Agreement. In such case, the Transferee has the right to recover the funds it has deposited in the Escrow Account, and the Transferor shall, within three (3) working days upon such termination, inform the Escrow Bank of the termination by giving the bank a written notice in the required form, and the Escrow Bank will then return the funds in the Escrow Account to the Transferee.

3.3	Unless otherwise agreed in this Agreement, the Parties shall bear their own taxes and costs in relation to the Share Transfer in accordance with the applicable Laws.
4	Payment of Security Deposit and First Installment of Transfer Price
4.1	The Transferee shall pay a security deposit of RMB50,000,000 into the Escrow Account within two (2) working days after (i) the execution of this Agreement and (ii) the opening of the Escrow Account.

For the avoidance of doubt, upon satisfaction of all conditions set forth in Section 4.4, the security deposit will be automatically converted into the first installment of the Transfer Price in the same amount.

Within five (5) working days after the execution hereof, the Transferor shall submit a valid application to the Company for exemption of him from honoring his share lock-up commitment.

4.2

The first installment of the Transfer Price totals RMB287,904,000. Within three (3) working days upon satisfaction of all conditions set forth in Section 4.4, the Transferee shall pay the remaining amount of the first installment, namely RMB237,904,000, into the Escrow Account.

4.3

The first installment of the Transfer Price shall be used in the first place to pay for individual income tax, stamp duty, and other dues and taxes (if any, collectively “Taxes”) payable by the Transferor for the Share Transfer. Within the first working day after the Transferee pays the remaining amount of the first installment into the Escrow Account in accordance with Section 4.2, the Parties shall release the first installment from the Escrow Account to an account designated by the Transferor in advance (the “Transferor’s Account”). The Transferor shall pay the Taxes to the tax authorities on the day when the first installment reaches the Transferor’s Account and, within three (3) working day upon payment of the Taxes, obtain tax payment certificates issued by the tax authorities for the Share Transfer; provided, however, that, if the aggregate amount of the Taxes exceeds RMB287,904,000, the exceeding part shall be made available and paid by the Transferor on his own.

4.4

The Transferee will not perform its obligation set forth in Section 4.2 of this Agreement to pay the first installment of the Transfer Price unless and until all the following conditions precedent are satisfied (or waived in writing by the Transferee):

(1)

There is no judgement, ruling, decision, or injunction under any Chinese Law or made by any court, arbitration commission, or governmental authority that restricts, prohibit, or cancels the Share Transfer, nor is there any pending or potential litigation, arbitration, judgement, ruling, decision, or injunction relating to the Share Transfer;

(2)

All representations, warranties, and undertaking made by the Transferor in Sections 8 and 10 are true, accurate, complete, and not misleading as of the day when a confirmation letter is issued as required in Subsection 4.4(8) (“Date of the Confirmation Letter”). The Transferor has performed all matters he has undertaken to perform on or before the Date of the Confirmation Letter hereunder and has not committed any breach of this Agreement;

(3)

There is no event, fact, condition, change, other situation that has a Material Adverse Effect on the assets, financial structure, liabilities, technologies, and normal operations of the Company or any of its Subsidiaries;

(4)	The Parties have obtained a confirmation opinion issued by the SZSE on the compliance of the Share Transfer and ownership transfer of the Shares;
(5)	The Shares are free of any pledge, freezing, or other encumbrance;
(6)

With respect to any and all outstanding credit agreements, loan agreements, repurchase agreements, other financing agreements and guarantee agreements to which the Company or any of its Subsidiary is a party, the Transferor has caused the Company and the Subsidiaries to fulfill their obligations of notification and/or application for approval as agreed thereunder and has obtained the written consent of related financing providers to the Share Transfer.

(7)	The Transferor has made public commitments with respect to the provision in Section 12.3; and
(8)

The Transferor has issued a confirmation letter to the Transferee, confirming that all the foregoing conditions precedent have been satisfied. The confirmation letter shall be deemed delivered when its scanned copy is sent to the Transferee, and the Transferor shall send the original thereof at the same time of sending the scanned copy.

4.5

On the day when the first installment is released to the Transferor’s Account in accordance with Section 4.3 but before time of releasing, the Transferor shall provide the Transferee with a share inquiry report issued by China Securities Depository and Clearing Corporation to confirm that the Shares are free of any pledge, freezing, or other encumbrance as of the day of such release; if the Shares are found to be encumbered in any way, the Transferee may terminate this Agreement and take back the amount it has deposited in the Escrow Account. To that end, the Transferor shall deliver an agreement termination notice in the required form to the Escrow Bank within three (3) working days following the termination, instructing the Escrow Bank to return the funds in the Escrow Account to the Transferee.

4.6

If any conditions precedent set forth in Section 4.4 for the Transferee’s payment of the first installment is not satisfied or, in the reasonable expectation of the Parties, cannot be satisfied before the Long Stop Date or within any extension period as may be agreed upon by both Parties in writing, the Transferee, or the Transferor (only in the case where the condition precedent set out in Subsection 4.4(4) is not or cannot be satisfied), may terminate this Agreement and relevant transaction documents and cease the Share Transfer at any time. In such case, neither Party will be held liable for breach of contract or bear any costs to the other Party, nor may either Party claim against the other Party for breach of contract or for compensation pursuant to any provision hereof. Upon termination of this Agreement as a result of the foregoing, the Transferee will take back the amount it has deposited in the Escrow Account. To that end, the Transferor shall deliver an agreement termination notice in the required form to the Escrow Bank within three (3) working days following the termination, instructing the Escrow Bank to return the funds in the Escrow Account to the Transferee.

5	Payment of the Second Installment and Ownership Transfer of the Shares
5.1

The Transferee shall pay the remaining RMB671,776,000 of the Transfer Price to the Escrow Account within three (3) working days after (i) the condition provided set out below is satisfied and (ii) the Transferor obtains the tax payment certificates in accordance with Section 4.3:

The Transferor shall provide the Transferee with a share inquiry report about the Shares, confirming that the Shares are free of any pledge, freezing, or other encumbrance.

5.2

On the date when the ownership transfer of the Shares is registered with the competent authority in accordance with Section 5.3, the Transferee shall instruct the Escrow Bank in writing to release RMB575,808,000 in the Escrow Account to the Transferor’s Account.

5.3

Within three (3) working days after the Transferor obtains the tax payment certificates provided in Section 4.3 and subject to the Transferee’s payment of the remaining amount of the Transfer Price in accordance with Section 5.1, the Transferor shall complete ownership transfer registration of the Shares to make the same registered under an A share account opened by the Transferee, and the Transferee shall provide assistance as necessary for such registration.

5.4

The Transferee is entitled to all interest accrued on the first and the second installments of the Transfer Price before these installments are released from the Escrow Account into the Transferor’s Account. The Transferee may use such interest as a part of the third installment.

5.5

The Transferor shall cause the Company to complete registration with the competent industrial and commercial authority and foreign investment information reporting, if applicable, as necessary for the Share Transfer.

6	Payment of the Third Installment
6.1

The Transferee shall pay the third installment of the Transfer Price, i.e., RMB95,968,000, from the Escrow Account into the Transferor’s Account within three (3) working days upon satisfaction of all conditions precedent set forth in Section 6.2 below.

6.2

The Transferee will not perform its obligation set forth in Section 6.1 to pay the third installment of the Transfer Price unless and until all the following conditions precedent are satisfied (or waived in writing by the Transferee):

(1)

With the cooperation of the Transferor, the Transferee has initiated a re-election of the board of directors and board of supervisors of the Company within three (3) working days after the RMB575,808,000 is released to the Transferor’s Account under Section 5.2, and the re-election has been completed within thirty (30) days upon its initiation. The Transferor’s cooperation also includes supporting the appointment of candidates nominated by the Transferee to the board of directors and board of supervisors of the Company by, among others, causing the incumbent directors and supervisor(s) to resign.

(2)

With the efforts of the Transferor, the incumbent senior officers of the Company have resigned within three (3) working days after the amount specified in Section 5.2 is released to the Transferor’s Account in accordance therewith.

(3)

The Transferee shall ensure that the candidates of directors, supervisors, and senior officers it nominates are qualified to hold the position as director, supervisor, or senior officer of a listed company.

7	Business Performance Commitment
7.1

Upon completion of the ownership transfer registration provided in Section 5.3, the Transferor shall make commitment to the Transferee on the Company’s performance in 2021 and 2022 (“Performance Commitment Period”) regarding its existing broadcasting and television business, which consists the R&D, production, and sales of broadcasting and television equipment operated by the Company before the execution date hereof (“Broadcasting and Television Business”), and the Transferee shall provide reasonable support for the operation of the Broadcasting and Television Business.

7.2

The Transferor undertakes that the revenue of the Broadcasting and Television Business in 2021 as audited by a professional auditing firm engaged by the Company shall not be less than its audited revenue of 2020 (“2020 Revenue”), and the revenue of the Broadcasting and Television Business in 2022 as audited by a professional auditing firm engaged by the Company shall not be less than half of the audited 2020 Revenue; and the receivables turnover ratio shall not be less than 106.51% (“Revenue Commitment”).

7.3	If the Broadcasting and Television Business in any year during the Performance Commitment Period fails to meet the Revenue Commitment for that year, the

Parties shall, within thirty (30) days after the annual financial report of the Company for that year is publicly disclosed, consult with each on indemnity to the Company.

8	Transitional Period
8.1

During the Transitional Period, the Transferor shall duly perform his obligations as a shareholder and conform to all representations, warranties, and undertakings he makes in this Agreement without harming the interests of the Company. The Transferor shall also cause the Company to conduct business in accordance with applicable Chinese Laws and to avoid any material violation of any Laws.

8.2	Maintaining the Status Quo

During the Transitional Period, the Transferor shall cause the Company to operate normally and to make its best endeavor to maintain the integrity of its business organization and relationships with third parties, retain the existing workforce, and keep as they are all the assets and property that the Company owns or uses (except for normal wear and tear)

8.3	Further Investigation

During the Transitional Period, the Transferor shall, at normal business hours of the Company, make available any information and documents about the Company to the Transferee and its representatives as they may reasonably require. The Transferor undertakes that the Transferee may conduct prudent review of the finance, assets, and operations of the Company at any normal business hour during the Transitional Period. Further, the Transferor shall promptly notify the Transferee in writing of any breach or reasonably expected breach of this Agreement on the part of the Transferor or the Company.

8.4	Stable Operations

During the Transitional Period, to ensure stable operations of the Company in the proper way, the Transferor shall timely notify the Transferee in writing of:

(1)	any change to the shareholding structure, financial condition, assets, liabilities, business, or operations of the Company, which has or may have any Material Effect on the Company;
(2)

any agreement entered into outside the normal course of business and which contains any abnormal provision, including but not limited to any provision that sets forth any harsh condition and has a valid period of twelve (12) months or longer and any agreement, proposal, or intention involving the foregoing; and

(3)	Any progress of the approval by or registration or record-filing with a competent authority, if applicable.
8.5	Third-party Transactions

During the Transitional Period, the Transferor shall, and shall cause his spouse Wang Guizhen and his trustee(s) and authorized person(s) to: (i) handle matters relating to the Share Transfer with the Transferee and its affiliates exclusively; (ii) not engage in any transaction similar to or in conflict with the Share Transfer (“Third-party Transaction”); (iii) promptly terminate any ongoing discussion or negotiation and avoid conducting any discussion or negotiation in the future with any person regarding a Third-party Transaction, and not offer any information regarding a Third-party Transaction to any person; and (iv) not encourage making any inquiry or giving any advice regarding a possible Third-party Transaction or otherwise facilitate such inquiry or advice. If the Transferor or the Company receives any inquiry from a third party about a potential Third-party Transaction, whoever receives such inquiry shall promptly notify the Transferee of the same.

8.6	Limitation of Actions

During the Transitional Period, unless otherwise agreed in writing by the Transferee in advance, or unless the Share Transfer is involved, the Transferor shall procure that none of the Company and its Subsidiaries will:

(1)	increase, decrease, distribute, issue, acquire, repay, transfer, pledge, or repurchase any registered capital, shares, or other securities convertible to shares;
(2)

take any action that may dilute the Shares to be held by the Transferee on the Closing Date, including revision of its articles of association, restructuring, consolidation, merger, or sale of its share capital or assets, among other actions;

(3)	sell, lease out, transfer, license, or assign any assets other than in the normal course of the Company’s main business;
(4)

assume or incur debts, liabilities, obligations, or expenses valued more than RMB5 million (or any foreign currency equivalent) in aggregate other than in the normal course of the Company’s main business;

(5)	create any mortgage, pledge, other form of security, or other encumbrance over any assets, or provide any security to a third party;
(6)	declare, pay, or distribute any dividends;
(7)	enter into any deal with an affiliate;
(8)	conduct any acquisition or otherwise become a party to any acquisition;
(9)	acquire any shares or other interests in any other entities;
(10)	cease business operations, change the business scope or main business, expand business other than the main business, or conduct any business out of the normal course of business;
(11)	terminate, restrict, or fail to renew or maintain as required under applicable Laws, any important permit, qualification, or license;

(12)

change the standards for employees’ remunerations and benefits, unless so required under applicable Laws or by local authority; formulate or adopt any employee equity incentive plan of the Company; or issue or promise to issue any options/restricted stocks to employees; or

(13)	agree or promise to take any of the foregoing actions, including but not limited to signing a letter of intent on investment, commitment letter, or consent letter.
8.7	Operation Management of the Target Company

After the ownership transfer registration of the Shares is completed, the Transferee may send observers to the Company, who have the right to know and track every aspect of the Company’s operations, with respect to which the Transferor shall cooperate when necessary.

9	Conditions for Coming into Effect
9.1	Except for obligations expressly stipulated in this Agreement to be performed from the execution date hereof, this Agreement shall come into effect upon satisfaction of all the following conditions:
(1)

Each Party or the authorized representative thereof has signed and affixed the Party’s official seal on this Agreement, if applicable. If a Party has his/its authorized representative sign this Agreement, a power of attorney issued by the Party to the authorized representative shall be attached hereto as an appendix;

(2)	The Transferor has obtained a valid exemption as adopted by the shareholders’ general meeting of the Company, freeing him from honoring his share lock-up commitment; and
(3)	The Transferee has paid the security deposit into the Escrow Account in accordance with Section 4.1.
9.2	The Parties shall make their best endeavors to fulfil the foregoing conditions.
9.3

If any condition for coming into effect as stated above is not fulfilled within sixty (60) days following the execution date hereof, this Agreement will automatically terminate upon expiry of the sixty-day period, in which case neither Party shall bear liability for breach of contract. If, at that time, the Transferee has paid any amount into the Escrow Account, it may take back the amount paid. To that end, the Transferor shall deliver an agreement termination notice in the required form to the Escrow Bank within three (3) working days following the termination, instructing the Escrow Bank to return the funds in the Escrow Account to the Transferee.

10	Representations, Warranties, and Undertakings of the Transferor

In addition to matters disclosed in Appendix 3 to this Agreement, the Transferor represents, warrants, and undertakes as follows and guarantees that all these representations, warranties, and undertakings are true, complete, accurate, and up-to-date on the execution date of and the Handover Date under this Agreement. For the purpose of this Section 10, the Company referred to in this Section shall include the Company and the Subsidiaries.

10.1

The Transferor is a natural person with Chinese citizenship, who has the power to execute this Agreement and perform all his obligations hereunder and take actions such as transferring the Shares as agreed herein. The Transferor has the full capacity for civil rights and civil conduct to execute and perform this Agreement. Upon its execution, this Agreement becomes legally binding upon the Transferor.

10.2

The execution and performance of this Agreement does not contravene or conflict with any organizational documents, judgments, decisions, contracts, agreements, or other documents binding on the Transferor or the Company. The Transferor has obtained all third-party consent and authorization (excluding approval by the SZSE and exemption by the shareholders’ general meeting of the Company) necessary for the Share Transfer. No contract or agreement between the Company and any other entity will be terminated as a result of execution or performance of this Agreement or materially affected by this Agreement.

10.3

The Transferor legally owns the Shares, which are legal property that solely belongs to the Transferor. The Transferor is the registered owner and beneficial owner of the Shares and has a full right to the Shares. The Shares are free of any third-party right derived from a trust.

10.4

Except for matters disclosed in Appendix 2 hereto, the Shares are free of any mortgage, pledge, other form of security, any debt or dispute, or defect of right in any other form. The Shares are not subject to any coercive measures such as freezing or attachment and, to the Transferor’s knowledge, there are no circumstances that may lead to any such coercive measures.

10.5

The Transferor undertakes to the Transferee that, from the execution date hereof to the Closing Date, without the prior written consent of the Transferee, the Transferor will not transfer any Shares to a third party, contact or negotiate with a third party on transfer of any Shares, or create mortgage, pledge, or any third-party right on the Shares.

10.6

The Company is an entity duly incorporated and validly existing. Its registered capital has been duly paid in full in compliance with its articles of association and Chinese Laws without any payment failure, late payment, false registration, or unauthorized withdrawal. All previous changes in the shares in the Company and related formalities are clear and have been duly completed. All considerations and costs for any share transfers between its original shareholders and new shareholders have been settled, and all taxes arising from such transfers have been paid in full. The Company’s articles of association as amended from time to time have been legally and validly registered, if so required, and are valid and enforceable. The business scope of the Company described in its articles of association conforms to the requirements of applicable Chinese Laws. The Company has been conducting business in strict compliance with its business scope and applicable Chinese Laws. All licenses, approvals, and permits required by the Chinese Laws and necessary for the Company to conduct business have been duly applied for and obtained and remain in full force. The Company has passed all annual inspections conducted by competent authorities on its licenses and permits, if applicable. The Company’s documents, including meeting minutes of the board of directors, the board of supervisors, and the shareholders’ (general) meeting, and shareholder register, have been properly kept and accurately record all matters that these documents shall contain.

10.7

As of the Handover Date, no third party has any right to or interests in the shares, including partnership shares, directly or indirectly held by the Company in any investment businesses (“Investment Shares”), and no Investment Shares are (i) held by way of nominee shareholding, fiduciary shareholding, holding shares on trust, or any other arrangement of a similar nature; (ii) convertible securities that are subject to any preemptive right, option, or other right and interests; (iii) subject to any seizure, detention, freezing, or mandatory ownership transfer imposed by any judicial or administrative authority, (iv) encumbered by any mortgage, pledge, or any other security or third-party right or interests, or (v) in a situation that may affect, or cause a third party to directly or indirectly acquire, any shareholder’s right or interests to/in the Investment Shares.

10.8

As of September 30, 2020 (“Balance Sheet Date”) and thereafter, all books of account of the Company have been prepared in accordance with applicable Chinese Laws and truthfully, completely, and accurately reflect the financial and operational condition of the Company on the dates stated in these books, and the financial records and materials fully comply with requirements of applicable Chinese Laws and China’s generally accepted accounting standards. The Company has truthfully, accurately, and fully disclosed its financial condition and audit results under applicable Chinese Laws. All documents of the Company, including its books of account, records of shareholding changes, financial statements, and other records, have been maintained by and in the full custody of the Company in compliance with applicable Chinese Laws and business practice. All major transactions relating to the Company’s business have been recorded accurately in accordance with applicable standards. The Company has no such non-compliance issues as off-book cash sales revenue, off-book liabilities, appropriation of the Company’s funds by any existing shareholder, or material internal control breach.

10.9

The Company has no significant debts other than those reflected in its publicly disclosed balance sheets. For the avoidance of doubt, a significant debt is any single debt of more than RMB500,000, or an aggregate undisclosed debt of more than RMB2,000,000, with the exception of the RMB2,400,000 payable by the Company to advisors involved in its major asset restructuring. The Company has never provided any guarantee or other form of security to any party other than the Company or created any mortgage, pledge, or other form of security on its property.

10.10	From the Balance Sheet Date to the execution date hereof, the Company has not:

(1)	early repaid any debts undue;
(2)	provided guarantee to or created mortgage, pledge, and any other form of security on its property for any third party;
(3)	waived any claim or recourse against a third party;
(4)	changed any existing contract or agreement evidently to its disadvantage;
(5)	revised the employment agreement with any of its directors, supervisors, or senior officers;
(6)	sustained any loss or change, including but not limited to any change to its relationship with any of its suppliers, customers, or employees, which would have any Material Adverse Effect on it;
(7)	transferred or licensed any of its intellectual property to others;
(8)	made any significant change to its sales practices, accounting methods, employment policies, or other internal rules;
(9)	undergone any material adverse change in its financial condition or sustained any Material Adverse Effect caused by any of its transactions or actions;
(10)

(i) sold, mortgaged, pledged, leased out, transferred, or otherwise disposed of any of its assets other than in the normal course of its main business; (ii) disposed of or agreed to the disposal or acquisition of any of its fixed assets, or waived its control over any of its assets, or entered into any contract that may result in any fixed assets expenditure; or (iii) incurred any expenditure of more than 5,000,000 in aggregate;

(11)	split up, merged with a third party, or acquired shares in or assets or business of a third party;
(12)	breached any representation, warranty or undertaking contained herein by action or omission.
10.11

The Company has (i) timely filed all tax returns that shall be filed with tax authorities on or before the execution date hereof; (ii) duly paid all taxes payable before the execution date hereof as stated in its tax returns, unless otherwise already disclosed; (iii) fulfilled all its tax obligations that it shall fulfill and set aside sufficient provisions that it shall set aside before the execution date hereof as required under applicable Chinese tax Laws, unless otherwise already disclosed; (iv) completed before the execution date hereof all tax matters arising from any transactions involving the Company or in relation to any period commencing on or before the execution date hereof that shall be completed before the execution date hereof; (v) not incurred any encumbrance on shares in or assets of it due to failure to pay any taxes; and (vi) not, before the execution date hereof, been involved in any pending or potential tax dispute or found involved in any matter that may give rise to any governmental tax investigation or tax dispute. Completion of the Share Transfer will not have any Material

Adverse Effect on any tax preferential treatment that the Company is entitled to at the time when it enters into this Agreement. The Company has not entered into, become a party to, or otherwise become involved in any illegal transaction, plan, or arrangement to avoid or mitigate its tax obligations.

10.12

The Company has (i) full ownership of all its property and assets (including those contained in Appendix 1 hereto, the same below) without any encumbrance, and (ii) proper leasing rights and interests to/in the property or assets it has leased without any encumbrance. The Company owns or is entitled to use all tangible and intangible property and assets necessary for it to conduct its current business. The property and equipment used by the Company in its business operations are well run and maintained without any damage (except for normal wear and tear caused other than by negligence), suitable for their current purposes.

10.13

None of the Transferor, any directors, supervisors, senior officers, and employees of the Company, and any affiliates of the foregoing (i) has made any contract, undertaking, or any completed, ongoing, or contemplated transaction with the Company, with the exception of labor contract and employment contract, (ii) has directly or indirectly borne any debt for or undertaken to provide any loan or security to the Company, and/or vice versa, except for renumerations and reimbursements currently payable, or (iii) directly or indirectly owns any interests in or has any significant business relationship with the Company or any contract entered into by the Company, including purchasing, selling, licensing, authorizing the use of, and otherwise providing any products, intellectual property, or any other assets or services of the Company.

10.14

Each agreement or contract executed by the Company with a contract price of RMB1,000,000 or more that has not been fully performed is legal, valid, and enforceable, and neither the Company nor any other party thereto has committed any material breach thereunder.

The Company is not a party to or otherwise bound by any contract, agreement, or document that:

(1)	is not formed on an arm’s length basis;
(2)	cannot be fully performed even with reasonable efforts and expenditure;
(3)	prevents the Company from conducting business normally; or
(4)	should have been but failed to be disclosed to the Transferee, which has a significant impact on or will be significantly affected by the Share Transfer.
10.15

The Company is not involved in any litigation or arbitration that is ongoing or reasonably foreseen or in which the Company has not fulfilled its payment obligation, except for litigation or arbitration initiated by the Company.

10.16	There is no closed, pending, or reasonably foreseen litigation or other legal proceedings that will possibly have a Material Adverse Effect on the Company or the conclusion, validity, or enforceability of this Agreement or the Share Transfer.

10.17

Each and every activity conducted by the Company has been in all aspects in compliance with applicable Chinese Laws and requirements of government authorities in the past five (5) years prior to the execution date of this Agreement and will remain so thereafter until the Handover Date. There is no violation of any of the foregoing Laws or requirements on the part of the Company that has an adverse effect on the Company.

10.18

The Company has obtained all licenses, permits, authorizations, approvals, and consents necessary for it to conduct its current business in a way and at the location where it currently operates in accordance with the prevailing Laws and regulators’ requirements. These licenses, permits, authorizations, approvals, and consents are sufficient and will continue to be valid, and all important requirements thereunder have been fulfilled. There are no circumstances to indicate that any of such licenses, permits, authorizations, approvals, and consents will or will possibly be revoked or refused to be renewed in part or in whole. No violation of any Laws or standards has occurred or is reasonably expected to occur on the part of the Company’s assets or business, which, if occurs, would subject the Company’s assets or business to any governmental penalties or bans, thus causing serious damage thereto.

10.19

No business activities conducted by the Company within its scope of business are subject to any non-compete restriction, regardless of its nature or whichever entity it is against. To the knowledge of the Company, there is no agreement, judgment, injunction, order, or decree that is reasonably expected to restrict or have a Material Adverse Effect in any material aspect on the Company’s current or future business activities or its current or intended business.

10.20	With respect to employees of the Company,
(1)

there is no pending labor dispute between the Company and any of its current or former employees, nor is there any potential labor dispute that the Company knows or should have known between it and any of its current or former employees;

(2)

There is no overdue monetary compensation for termination of its employment relationship with any of its employees, nor does it have any obligation to pay any other similar compensation or damages related to employment;

(3)

The Company has fully paid and/or withheld, in accordance with applicable Chinese Laws or requirements of local government, all social insurance premiums (including but not limited to those for pension, housing, medical, and unemployment insurance), employee welfare, and housing provident funds as required by applicable Chinese Laws or under relevant agreements and undertakings. There is no pending or potential dispute that the Company knows or should have known in relation to any such social insurance premiums, employee welfare, or housing provident funds;

(4)

Except for employee welfare, social and pension welfare, and monetary compensation for terminating employment contacts required to be paid under Chinese Laws, the Company has not paid or undertaken to pay its employees any other welfare or compensation regarding employment or unemployment, dismissal, retirement, or employee elderly care.

10.21

Since its initial public offering, the Company has been complying with all applicable Laws and regulators’ requirements regarding information disclosure by listed companies. All information disclosed by the Company is true, complete, and accurate, free of any falsity, misleading statement, or major omission, and there is no violation of any of the above Laws or requirements. No governmental investigation, administrative penalties, or regulatory measures have been or are reasonably expected to be imposed on the Company by any regulator for any reason related to any of the foregoing matters in this Subsection.

10.22

The Company has not been subject to any administrative or criminal punishment in the past five (5) years and is not reasonably expected to be subject to any such punishment. If any above representation or warranty proves to be not true, thus creating any obstacle to the Share Transfer or the Company’s future capital operation, the Transferor undertakes to communicate with relevant authorities and procure a legal compliance certificate or a certificate of no material violation of law issued by such authorities.

10.23

The Transferor agrees to fully indemnify the Transferee, as per the Transferee’s reasonable request, for all losses, expenses, and costs (including costs for engaging advisors) that the Transferee may incur due to any error, false information, or major omission in any of the Transferor’s representations, warranties, and undertakings.

10.24

No warranty, representation, or undertaking made by the Transferor will prejudice any other warranty, representation, or undertaking made by it. Unless otherwise provided herein, nothing in this Agreement poses any restriction on the scope or application of the Transferor’s warranties.

10.25

If the Transferor becomes aware of any violation or threatened violation of any of its representations, warranties, or undertakings, he shall immediately notify the Transferee in writing of the violation and provide the details of and the reason for the violation as well as any possible impact on the Share Transfer.

10.26

Before this Agreement is executed, the Transferor has provided the Transferee with the originals or true copies of all important documents and materials necessary for conducting legal, financial, and business due diligence for the Share Transfer (“Due Diligence Documents”). All the Due Diligence Documents provided by the Transferor are authentic, true, complete, and accurate, free of any major omission, misleading or false representation, information, or document that is reasonably expected to materially affect the Transferee’s decision-making regarding whether to proceed with the Share Transfer in accordance with this Agreement.

11	Representations, Warranties, and Undertakings of the Transferee
11.1

The Transferee is a legal person duly incorporated and validly existing under Chinese Laws and has the right, power, and capability to execute and perform this Agreement and possesses the qualification required by Chinese Laws to be a shareholder of a listed company. Upon its execution, this Agreement will constitute a legal, valid, and binding agreement on the Transferee.

11.2	Execution of this Agreement does not contravene any organizational document, judgment, ruling, contract, agreement, or other document binding upon the Transferee.
11.3	The Transferee has enough funds to pay the Transfer Price in full amount and on schedule, and the funds so used come from lawful sources.
11.4	The Transferee undertakes to pay the Transfer Price and other amounts payable by it under this Agreement in such amount and at such time as provided in this Agreement.
11.5

The Transferee represents, warrants, and undertakes to the Transferor that all warranties and undertakings made by the Transferee are true and accurate on both the execution date and the effective date of this Agreement.

11.6

The Transferee agrees to fully indemnify the Transferor, as per the Transferor’s reasonable request, for all losses, expenses, and costs (including legal costs) that the Transferor may incur due to any error, false information, or major omission in any of the Transferee’s representations, warranties, and undertakings.

11.7

No warranty or undertaking made by the Transferee will prejudice any other warranty or undertaking made by it. Unless otherwise provided herein, nothing in this Agreement poses any restriction on the scope or application of the Transferor’s warranties.

11.8

If the Transferee becomes aware of any violation or threatened violation of any of its representations, warranties, or undertakings, it shall immediately notify the Transferor in writing of the violation and provide the details of and the reason for the violation as well as any possible impact on the Share Transfer.

12	Other Covenants
12.1

If the Company’s listing is canceled for any reason set out below, the Transferee may terminate this Agreement. Within fifteen (15) working days after receiving a written notice sent by the Transferee on termination of this Agreement, the Transferor shall refund the Transferee the Transfer Price already paid by the Transferee and, in addition, pay the Transferee liquidated damages equal to 10% of the paid Transfer Price. If, at that time, the Transferee has already acquired all or part of the Shares, the Transferee shall transfer these Shares back to the Transferor within three (3) working days after the Transferor refunds the Transfer Price paid by the Transferee and pays the liquidated damages:

(1)The Company has conducted a fraudulent offering, violated its material information disclosure obligation, or committed any other violation of

Laws that has seriously disrupted the order of the securities market before the Shares are transferred to the Transferee, having a significant adverse impact on its listing; or

(2)The Company has seriously violated any Laws involving, among others, national security, public security, ecological safety, production safety, and public health and safety, posing a substantial hazard to national or public interests or having a significant adverse impact on its listing.

12.2

If the Company suffers any non-operating losses, or is required to pay additional taxes, or is punished or otherwise adversely affected due to any matter before the Handover Date, including without limitation any finance, tax, human resources, or social insurance matter, or due to continuous operation of the Company’s original business (which means the entire business that the Company has been operating prior to the execution date of this Agreement) and handling of financial, tax, and social insurance matters (only within the Performance Commitment Period) in the same way as before the Handover Date, the Transferor shall, within three (3) working days, indemnify the Company for all losses suffered therefrom.

12.3

From the execution date of this Agreement until the expiry of an eighteen-month period following the Closing Date, the Transferor shall hold no less than 25,727,457 shares (excluding the Shares) in the Company.

12.4Within three (3) years from the Closing Date, without the Transferee’s written consent, the Transferor shall not, and shall procure his direct relatives not to, directly or indirectly engage or participate, in any way, in any business or activity that is identical or similar to, competes with, or has an upstream or downstream relationship with, the business of the Company or any Subsidiary (“Competing Business”) or directly or indirectly hold any interests or position (including but not limited to the position of director, senior officer, employee, partner, investor, or agent) in any entity that conducts any Competing Business or carry out any other activities as described below that are harmful to the interests of the Company or any Subsidiary. These activities include without limitation the following:

(1)Hold a controlling or minority stake in or indirectly control any company or other organization engaged in any Competing Business, except for publicly traded shares in a listed company that are acquired from the public capital market and account for no more than 1% of the total shares in the listed company;

(2)Provide any loan, customer information, or other form of assistance to any company or organization engaged in any Competing Business;

(3)Directly or indirectly benefit from any Competing Business or any company or other organization engaged in any Competing Business;

(4)Solicit in any way any customer relating to the business conducted by the Company or any Subsidiary or trade or attempt to trade with any customer relating to the production or sales business of the Company or any Subsidiary, regardless of whether the business relationship between the customer and the Company or Subsidiary is formed before or after the Closing Date;

(5)Recruit in any way any former employee of the Company or any Subsidiary who leaves the Company or Subsidiary on or after the Closing Date, and such recruitment is conducted through any individual or organization directly or indirectly controlled by or constituting an interested party of the Transferor; or

(6)Solicit in any way any employee then employed by the Company or any Subsidiary.

12.5After the Share Transfer is completed, the Transferor shall not, and shall cause his spouse Wang Guizhen not to, directly or indirectly increase his/her shareholding in the Company for purpose of controlling the Company, or intervene or affect the Transferee’s control over the Company or the normal production and operations of the Company using his/her shareholding status or influence, or increase his/her shareholding ratio and/or voting power by proxy, agreement, action in concert, or any other method, nor shall the Transferor or his spouse, solely or jointly with any other shareholders or potential shareholders of the Company and their affiliates or persons acting in concert, assist any third party to obtain the actual control over the Company by proxy, voting solicitation, agreement, alliance, agreement to act in concert or voting proxy agreement, waiver of voting right, or any other method. If the Transferee, including its affiliates, is no longer the controlling shareholder of the Company, this Section will not apply.

If the Transferor transfers his shares in the Company by agreement, the Transferor shall, and shall procure that his spouse Wang Guizhen will, cause the transferee(s) of those shares to succeed and keep performing the obligations set forth in the preceding paragraph. To that end, the Transferor shall, and shall procure that his spouse will, set in the share transfer agreement to be executed by him with such transferee(s) the foregoing undertakings as a condition precedent to the share transfer.

12.6Except for the liabilities included in the Company’s financial statements as of November 30, 2020, if the Company has any other liabilities (that cause any loss to the Company), contingent liabilities, or encumbrance that have not been disclosed to the Transferee, the Transferor shall indemnify the Company for such liabilities in an equivalent amount within five (5) working days after the liabilities are confirmed.

12.7If the previous or continuous operation of the Company’s original business leads to violation of the export control laws of the U.S. by the Company, the Transferee and/or any of its affiliates, which further subjects it/them to any administrative or criminal investigation or penalty imposed by the U.S. government, the Transferor shall cause the Company to immediately terminate the said business.

12.8The Transferor undertakes that, when the re-elections of the board of directors, the board of supervisors, and senior officers provided in Section 6.2 are completed, the aggregate amount of monetary funds and trading financial assets held by the Company shall be no less than RMB240,000,000, otherwise the Transferor shall make up the shortfall within three (3) working days.

13	Waiver of Voting Rights
13.1

The Transferor confirms that, from the date when the ownership transfer of the Shares is registered in accordance with Section 5.3 of this Agreement to the date when the Transferee, including its affiliates, ceases to be the controlling shareholders of the Company, the Transferor will unconditionally and irrevocably waive his voting rights regarding all shares held by him in the Company after completion of the Share Transfer (“Waived Shares”) until both Parties agree in writing to end the waiver.

13.2	The Transferor’s waiver of his rights with respect to the Waived Shares shall also be subject to the following provisions:

(1)The Transferor shall waive his voting, proposing, and nominating rights attached to the Waived Shares regarding all matters required to be discussed and decided by the shareholders’ general meeting of the Company under applicable Laws or the articles of associations of the Company;

(2)The Transferor hereby acknowledges that this Agreement contains valid and binding provisions regarding the Waived Shares. If any Waived Shares are gifted to or inherited by a third party during the period when the voting rights thereon are waived, the provisions in this Section 13 shall continue to bind such third party; and

(3)The Parties acknowledge that the Transferor’s waiver of the foregoing rights will not affect his property rights to the Waived Shares, including the right to earnings and right to transfer shares, as well as the right to know and query and other rights that the Transferor is entitled to as a shareholder of the Company.

13.3

The number and percentage of Waived Shares shall be calculated against the number of existing shares in the Company. If the total number of shares in the Company is changed for any reason, the number of Waived Shares shall be changed accordingly.

14	Information Disclosure for the Share Transfer

Both Parties agree to communicate with each other on information disclosure matters relating to the Share Transfer and coordinate with the Company to make sure that information about the Share Transfer and subsequent related arrangements will be disclosed in accordance with applicable Laws and regulatory rules.

15	Liability for Breach of Contract
15.1	Both Parties will fully, properly, and timely perform their respective obligations under this Agreement. Each of the following events shall constitute a breach of this Agreement:
(1)	Either Party breaches any provision of this Agreement;
(2)	Either Party fails to perform, properly perform, or fully perform any of its obligations or undertakings set forth in this Agreement;

(3)

Any representation, statement, warranty, or undertaking made by either Party in this Agreement is untrue, inaccurate, or incomplete in any material aspect, or contains any false information, misleading statement, or major omission at the time of execution or during the performance of this Agreement.

15.2

In case of a breach of this Agreement, unless otherwise specially provided, the non-breaching Party may suspend the performance of its/his obligations set forth in this Agreement regarding payment and ownership transfer registration of the Shares and require the breaching Party to rectify and remedy the breach within fifteen (15) working days. If, upon expiry of the fifteen-working-day period, the breaching Party still fails to fully rectify and remedy the breach, the non-breaching Party may terminate this Agreement and claim indemnification against the breaching Party for the breach.

15.3

If, due to the Transferor’s breach of this Agreement, the ownership transfer of the Shares fails to be registered in accordance with Section 5.3, the Transferor and the Transferee shall consult with each other to solve the problem. If no agreement is reached within seven (7) working days through such consultation, the Transferee may:

(1)

terminate this Agreement and related transaction documents and cease its acquisition of the Shares. Within fifteen (15) working days following the termination, the Transferor shall refund the Transferee the Transfer Price already paid by the Transferee and further pay the Transferee liquidated damages equal to 20% of the Transfer Price to be refunded; or

(2)

proceed with its acquisition of the Shares, provided that, for each day of delay, the Transferor shall pay the Transferee liquidated damages equal to 0.1% of the Transfer Price already paid by the Transferee, until the ownership of the Shares is duly transferred to the Transferee. If the ownership transfer is not completed within twenty (20) working days after the Transferee elects to proceed with the acquisition, the Transferee may terminate this Agreement and related transaction documents, cease the acquisition, and require the Transferor to indemnify it in accordance with the preceding paragraph.

15.4

If, due to the Transferee’s breach of this Agreement, the ownership transfer of the Shares fails to be registered in accordance with Section 5.3, the Transferor and the Transferee shall consult with each other to solve the problem. If no agreement is reached within seven (7) working days through such consultation , the Transferor may:

(1)

terminate this Agreement and related transaction documents and cease the Share Transfer. Within fifteen (15) working days following the termination, the Transferee shall pay the Transferor liquidated damages equal to 20% of the Transfer Price already paid by the Transferee; or

(2)

proceed with the Share Transfer, provided that, for each day of delay, the Transferee shall pay the Transferor liquidated damages equal to 0.1% of the Transfer Price already paid by the Transferee, until the ownership of the Shares is duly transferred to the Transferee. If the ownership transfer is not completed within twenty (20) working days after the Transferor elects to proceed with the Share Transfer, the Transferor may terminate this Agreement and related transaction documents, cease the Share Transfer, and require the Transferee to indemnify him in accordance with the preceding paragraph.

15.5

If, due to the Transferee’s breach of this Agreement, any amount of the Transfer Price fails to be paid into the Escrow Account or any assistance necessary for releasing funds into the Transferor’s Account fails to be provided as agreed herein, then for each day of delay, the Transferee shall pay the Transferor liquidated damages equal to 0.1% of such unpaid or unreleased amount until the same is fully paid or released or this Agreement is terminated.

15.6

If, due to the Transferor’s breach of this Agreement, any amount of the Transfer Price fails to be paid into the Escrow Account or any assistance necessary for releasing funds into the Transferor’s Account fails to be provided as required herein, then for each day of delay, the Transferor shall pay the Transferee liquidated damages equal to 0.1% of such unpaid or unreleased amount until the same is fully paid or released or this Agreement is terminated.

15.7

If any of the representations, warranties, or undertakings made by the Transferor in Section 10 is untrue, causing any loss or extra cost to or having any other adverse effect on the Company, the Transferor shall indemnify the Company for such losses in full amount within five (5) working days thereafter.

15.8

If the Transferee fails to pay the security deposit into the Escrow Account in accordance with this Agreement, the Transferor may terminate this Agreement. This Section 15 takes effect upon the execution of this Agreement.

15.9	The rights and remedies provided in this Agreement are cumulative and in addition to any other rights or remedies provided under any applicable Laws.
15.10

No waiver by either Party of the other Party’s breach of this Agreement shall be valid unless it is made in writing. No failure or delay by a Party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any partial exercise of any right or remedy by a Party prevent him/it from exercising any other right or remedy.

15.11

Upon termination of this Agreement, unless otherwise agreed by the Parties, each Party shall, under the principles of fairness, reasonableness, and good faith, return any consideration obtained from the other Party under this Agreement so as to restore everything to its original state prior to the execution of this Agreement. At the same time, all rights and obligations of the Parties under this Agreement will terminate. For the avoidance of doubt, the termination of this Agreement will not affect the right of either Party to claim damages in accordance with this Agreement. If the Agreement is terminated for any reason attributable to the Transferor, the Transferee may immediately take back any amount deposited in the Escrow Account. To that end, the Transferor shall deliver an agreement termination notice in the required form to the Escrow Bank within three (3) working days following the termination.

16	Force Majeure
16.1

In case of an earthquake, typhoon, flood, fire, military action, strike, riot, war, or any other event unforeseen by and beyond the reasonable control of a Party (each, a “Force Majeure Event”), which materially restricts such Party’s ability to perform this Agreement, the Party shall promptly inform the other Party of such event and provide the other Party with relevant materials and proofs in detail within fifteen (15) days after the notice is sent, explaining the specifics of the event and the reason for its/his failure or delay in performance of its/his obligations in whole or in part under this Agreement. The Parties shall thereafter consult with each other to find a solution acceptable to both of them and act on such solution.

16.2

In case of a Force Majeure Event, the Party affected by the event will not be liable for any loss, additional cost, or damage incurred by the other Party due to the first Party’s failure or delay in performance of any obligations hereunder because of the Force Majeure Event, and such failure or delay in performance shall not be regarded as a breach of this Agreement. The Party claiming force majeure shall take appropriate measures to reduce or eliminate the impact of the Force Majeure Event and shall make every effort to resume its performance of the obligations affected by the Force Majeure Event as soon as possible, otherwise, if the impact of the Force Majeure Event is thus expanded, the Party shall not request for an extension of time for or exemption from performance of these obligations to the extent of such expansion.

16.3

In case of a Force Majeure Event, the Parties shall make every effort to perform their respective obligations under this Agreement until the Agreement is terminated in accordance with this Section. However, if the Force Majeure Event lasts for more than three (3) months, then at any time after the three-month period expires, the Party affected by the Force Majeure Event may terminate this Agreement by sending a written notice to the other Party, and this Agreement will terminate with immediate effect upon the other Party’s receipt of the said notice. The termination of the Agreement in accordance with this Subsection will not affect any right that either Party has against the other Party due to the other Party’s breach of the Agreement or indemnification obligation arising hereunder prior to the termination hereof.

17	Amendment and Termination of this Agreement
17.1

This Agreement is irrevocable upon execution by both Parties. Unless otherwise expressly provided herein, no amendment to or termination of this Agreement shall be valid unless and until it is made in writing in the form of a contract and executed by both Parties.

17.2	Subject to the satisfaction of all conditions precedent provided in Section 9, any amendment to this Agreement shall be made in writing and take effect after being signed and sealed by both Parties.

17.3

If any provision of this Agreement needs to be amended due to any change in applicable Laws or policies or as required by any government authorities, the Parties shall make every effort to agree on such amendment and execute an agreement therefor for the purpose of maintaining and confirming the rights and obligations that the Parties enjoy or assume under this Agreement without violating the requirements of the Laws or policies.

17.4

Unless otherwise agreed in this Agreement, no amendment to or termination of this Agreement will affect the Parties’ rights to claim damages. If either Party suffers any loss due to any amendment to or termination of this Agreement, the Party liable for the amendment or termination shall bear such loss or indemnify the other Party for the loss, unless exempted from liability by the applicable Laws or this Agreement.

18	Dispute Resolution
18.1

Any dispute arising from or in connection with this Agreement shall be settled by the Parties through friendly consultation or mediation. If the dispute fails to be settled through such consultation or mediation within thirty (30) days after the dispute arises, either Party may submit the dispute to the people’s courts of the place where the plaintiff is located.

18.2

A dispute referred to in this Section means any dispute between the Parties over the validity, interpretation, performance, breach, amendment, termination, or rescission, among other things, of this Agreement.

18.3	This Section 18 is independent of any other section of this Agreement. This Section takes effect upon execution of this Agreement and will survive the termination hereof.
19	Confidentiality
19.1	General obligations

Unless otherwise agreed in writing by both Parties in advance or otherwise provided by this Agreement or any applicable Laws, neither Party may or may allow any of its directors, employees, representatives, agents, consultants, or attorneys to directly or indirectly disclose or use any of the following confidential information:

(1)	Any provision of this Agreement;
(2)	Any discussion or agreement between the Parties about the execution or performance of this Agreement or any other information concerning the Share Transfer;
(3)	Any non-public information known to a Party about the other Party or any of its affiliates during the course of negotiations on the Share Transfer or performance of this Agreement.
19.2	Special Exemption

A Party shall be exempted from its confidentiality obligations with respect to any confidential information hereunder, if the confidential information:

(1)

is disclosed by the Party to any of its employees, representatives, agents, consultants, accountants, attorneys, or other personnel who need to know the information due to their participation in the Share Transfer, provided that such personnel shall keep confidential the information so disclosed.

(2)	enters the public domain upon disclosure by a third party for any reason not attributable to the Party; or
(3)	has been or is disclosed by the Party as required under any applicable Laws and/or by the securities regulator, relevant stock exchange, or record-filing or approval authorities.
19.3	Remedy

Both Parties agree that any violation of the confidentiality obligations under this Section 19 will be considered a breach of this Agreement and the non-breaching Party is entitled to hold the breaching Party liable for the breach. The non-breaching Party may also initiate any proceedings to end the breach or seek any other remedies to stop it from developing any further.

19.4

Unless otherwise provided by any applicable Laws or required by competent government authorities, without the prior written consent of the other Party (such consent shall not be unreasonably withheld), neither Party may allow any person to make any public comment, opinion, or report on any matter related to or ancillary to this Agreement.

19.5	Survival

The confidentiality obligations set forth in this Section 19 will survive the termination of this Agreement.

20	Notice
20.1

Any notice or other correspondence between the Transferor and the Transferee in relation to this Agreement (a “Notice”) shall be made in written form, including in the case of delivery in person, by fax, express courier, mail, and email.

20.2	A Notice shall be delivered in person, by fax, express courier, mail, or email and will be deemed received:
(1)	when the recipient signs to acknowledge its receipt of the Notice, if delivered in person. The Notice shall be deemed received without the recipient’s signature;
(2)

forty-eight (48) hours after being handed over to the courier or deposited in the mail, if delivered by express courier or mail, in each case, registered mail or express mail must be used. In case the forty-eight-

hour period ends on a weekend or public holiday, the Notice will be deemed received on the first working day following the weekend or public holiday; or

(3)

upon a transmission confirmation is obtained after the notice is sent, if delivered by fax or email; provided that if the Notice is sent on a weekend or public holiday, the Notice will be deemed received on the first working day following the weekend or public holiday.

20.3

A Notice required to be given hereunder shall not be deemed as a valid Notice unless it is sent to the receiving Party at its/his mail address or contact number set out below and clearly indicates the name of its/his contact person:

Transferee:

Contact Person: ***

Address: Building B2, Zhong’an Chuanggu Technology Park, 900 Wangjiang West Road, National High-tech Industry Development Zone, Hefei City, Anhui Province

Postcode: ***

Tel: ***

Fax: ***

Email: ***

Transferor

Contact Person: ***

Address: ***

Postcode: ***

Tel: ***

Fax: ***

Email: ***

20.4	In case a Party’s mail address or contact number is changed, the Party shall notify the other Party within two (2) days after such change occurs.
21	Headings
21.1

All headings in this Agreement are inserted for reference only and shall not be used to interpret any provision hereof. The meaning of each provision shall be subject to the main body of the provision.

22	Waiver
22.1

No failure or delay in exercise or partial exercise of any right hereunder by a Party shall be construed as a waiver of such right or any other right hereunder. No waiver of a breach or of its/his right to claim against a breach by a Party shall be construed as a waiver by the Party of the same breach or its/his right to claim against a breach in the future.

23	Further Waiver
23.1

Upon reasonable request by the Transferee from time to time, the other Party shall take or cause to be taken all such further actions and execute or cause to be executed all such other documents as necessary for granting all rights, powers, and remedies that the Transferee is entitled to hereunder.

24	Invalidity
24.1

If any one or more provisions hereof or other document related thereto is/are held invalid, illegal, or unenforceable under any applicable Law: (1) the validity, legality, and enforceability of the remaining provisions will not be affected or prejudiced, and such remaining provisions shall remain in full effect; and (2) the Parties shall consult with each other in good faith to amend this Agreement or execute a supplemental agreement hereto based on the relevant circumstances to reflect the original intent of this Agreement and the rights or obligations that the Parties enjoy or assume as originally agreed in this Agreement.

25	Expenses
25.1

The Parties shall bear their own expenses and costs arising from negotiations on and drafting, execution, and performance of this Agreement and pay their own taxes in accordance with the applicable Laws.

25.2	The Transfer Price is inclusive of tax.
26	Applicable Law
26.1	This Agreement is governed by the Laws of the People’s Republic of China.
27	Supplemental Agreement
27.1	The Parties may enter into one or more supplemental agreements upon consultation with each other to lay down anything not covered or clearly stated in this Agreement.
28	Counterpart
28.1

This Agreement shall be made and executed in six (6) copies, with each Party holding one (1) copy, and the rest four (4) copies will be submitted to relevant authorities for procedural purposes. Each copy has the same legal effect.

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Appendix 1

List of Major Assets Directly or Indirectly Owned or Held by the Target Company

Appendix 2

Encumbrances on the Shares

Appendix 3

Letter of Disclosure

Appendix 4

List of Subsidiaries

(Signature page of the Share Transfer Agreement in Respect of Shares in Jiangsu Yitong High-tech Co., Ltd., and no text on this page)

Transferee (seal): Anhui Shunyuan Xinke Management Consulting Partnership (LP)

/seal/ Anhui Shunyuan Xinke Management Consulting Partnership (LP)

Signed by:
Managing Partner or his/her Authorized Representative

Date: January 5, 2021

(Signature page of the Share Transfer Agreement in Respect of Shares in Jiangsu Yitong High-tech Co., Ltd., and no text on this page)

Transferor (signature): /s/ Wang Zhenhong

Date: January 5, 2021